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                                      EXHIBIT 21

                             SUBSIDIARIES OF THE COMPANY


1. Spectrum Integrated Services, Inc. d/b/a Software Spectrum Technology Services Group

2.   Software Spectrum Limited

3.   Software Spectrum Holdings Pty, Ltd.

4.   Software Spectrum (UK) Ltd.

5.   Software Spectrum B.V.

6.   Software Spectrum Canada, Ltd.